Exhibit 99.1

Ingevity Corporation 4920 O'Hear Avenue Suite 400 North Charleston, SC 29406 USA www.ingevity.com

News	Contact: Amy Chiconas 843-746-8197 media@ingevity.com

Investors: Jack Maurer 843-746-8242 investors@ingevity.com

Ingevity mourns passing of Chairman of the Board Rick Kelson

NORTH CHARLESTON, S.C., February 15, 2021 – Ingevity Corporation (NYSE:NGVT) today announced that Richard B. Kelson, 74, chairman of the board of Ingevity, passed away on Saturday, February 13 in New York City. Kelson served as the company’s chairman since its spin-off from WestRock in May 2016.

“Rick’s experience, wisdom and warmth were critical to the formation and success of our company,” said John Fortson, president and CEO. “His fatherly guidance and counsel were hallmarks of his tenure with Ingevity. He was especially effective as our interim CEO, and the strength of his presence and leadership served the company greatly during this transition. He was truly an exceptional business leader, but more importantly, he was a gentle soul and a compassionate friend. On behalf of Ingevity’s board, management and employees, I express our deepest condolences to Rick’s wife, Ellen, and his family. Rick will be sorely missed.”

Kelson grew up in the southern suburbs of Pittsburgh. He received a Bachelor of Arts degree in political science from the University of Pennsylvania and a Juris Doctor degree from the University of Pittsburgh. He also served in the U.S. Army Reserves. He spent more than 30 years with Alcoa, Inc., serving in senior management roles including positions in the company’s legal department and as executive vice president – Environment, Health and Safety and general counsel, and as a member of Alcoa’s Executive Council. He ultimately rose to become the company’s executive vice president and chief financial officer for nearly a decade. He retired from Alcoa in 2006 holding the position of chairman’s counsel. After his retirement, Kelson remained active in business and was chairman, president and chief executive officer of ServCo LLC since 2009. He also served as an operating advisor with Pegasus Capital Advisors, L.P. from 2006 to 2010. In addition to serving as chairman of the board of Ingevity, Kelson was a member of the board of directors of Commercial Metals Corporation, where he served as lead director from 2014 to 2019, and a member of the board of Ecovative Design LLC. He previously served on the boards of directors of PNC Financial Services Group, Inc. (2002-2020), MeadWestvaco Corporation, formerly Westvaco (2001-2015), Anadigics, Inc. (2015-2016), and Lighting Science Group Corporation (2007-2010). He was a member of the Board of Trustees at Carnegie Mellon University from 2000 to 2006 and served on the board of the University of Pittsburgh Law School Board of Visitors since 2000. Kelson was a member of the Board of Directors for the non-profit KaBOOM, Inc. from 2008 until 2014, where he served as Chairperson of the Board for the majority of his term.

Ingevity will make a donation in memory of Rick Kelson to the Penn Center for Research on Coronavirus. The company’s board will select a new chairman over the next several days who will preside over the regularly scheduled board meetings later this week. The company will make an announcement subsequent to the board’s decision.

Ingevity: Purify, Protect and Enhance
Ingevity provides products and technologies that purify, protect, and enhance the world around us. Through a team of talented and experienced people, we develop, manufacture and bring to market solutions that help customers solve complex problems and make the world more sustainable. We operate in two reporting segments: Performance Chemicals, which includes specialty chemicals and engineered polymers; and Performance Materials, which includes high-performance activated carbon. These products are used in a variety of demanding applications, including asphalt paving, oil exploration and production, agrochemicals, adhesives, lubricants, publication inks, coatings, elastomers, bioplastics and automotive components that reduce gasoline vapor emissions. Headquartered in North Charleston, South Carolina, Ingevity operates from 25 locations around the world and employs approximately 1,750 people. The company is traded on the New York Stock Exchange (NYSE: NGVT). For more information visit www.ingevity.com.

Cautionary Statements About Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements generally include the words “will,” “plans,” “intends,” “targets,” “expects,” “outlook,” or similar expressions. Forward-looking statements may include, without limitation, expected financial positions, results of operations and cash flows; financing plans; business strategies and expectations; operating plans; and the impact of COVID-19. Actual results could differ materially from the views expressed. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, adverse effects from the COVID-19 pandemic; adverse effects of general economic and financial conditions; risks related to international sales and operations; and the other factors detailed from time to time in the reports we file with the SEC, including those described under "Risk Factors" in our Annual Report on Form 10-K and other periodic filings. These forward-looking statements speak only as of the date of this press release. Ingevity assumes no obligation to provide any revisions to, or update, any projections and forward-looking statements contained in this press release.